UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2003

(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission file number 1-8957

Delaware	91-1292054

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188

(Address of principal executive offices)

(206) 392-5040

(Registrant’s telephone number)

ITEM 5. Other Events

On December 18, 2003, the Air Line Pilots Association, Int’l (ALPA) issued a press release announcing that the Alaska Airlines Pilots Negotiating Team has decided to terminate the current round of “early” contract negotiations with Alaska Airlines management.

The press release is attached as Exhibit 99.1 to this current report on Firm 8-K and is incorporated herein by reference.

ITEM 7. Financial Statements and Exhibits

The following exhibits are included herein:

99.1     Press Release

ITEM 9. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2003. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) and fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Please see the cautionary statement under “Forward-Looking Information” at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Fourth Quarter 2003

	Forecast	Change
	Q4	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	5,173	8.7%
Fuel gallons (000,000)	83.0	4.7%
Cost per ASM excluding fuel (cents)	8.5	(3.4%)

Alaska’s November traffic increased 18.5% to 1.180 billion revenue passenger miles (RPMs) from 996.3 million flown a year earlier. Capacity during November was 1.687 billion available seat miles (ASMs), 9.7% higher than the 1.538 billion in November 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for November 2003 was 70.0%, compared to 64.8% in November 2002. The airline carried 1,211,500 passengers compared to 1,055,300 in November 2002.

For November 2003, RASM increased by 7.8% as compared to November 2002. This increase in RASM is primarily due to increases in load factor and yield. For October 2003, RASM increased by 8.1% as compared to October 2002.

Horizon Air
Capacity (ASMs in millions)	613	(3.0%)
Fuel gallons (000,000)	12.9	(7.2%)
Cost per ASM excluding fuel (cents)	17.1	11.8%

During November and December of 2003, Horizon will complete the necessary transition to begin regional jet service as Frontier JetExpress effective January 1, 2004. These preparations are expected to result in a decrease in capacity levels and an increase in cost per ASM excluding fuel during the fourth quarter as compared to the same period in 2002.

Horizon’s November traffic increased 12.5% to 134.3 million RPMs from 119.4 million flown a year earlier. Capacity for November was 200.6 million ASMs, 1.3% lower than last year’s 203.3 million.

The passenger load factor for November 2003 was 67.0%, compared to 58.7% last November. The airline carried 402,500 passengers compared to 369,100 in November 2002.

For November 2003, RASM increased by 21.4% as compared to November 2002. This increase in RASM is primarily due to increases in yield and load factor. For October 2003, RASM increased by 18.0% as compared to October 2002.

Capacity Estimates for 2003

Provided below are capacity (ASMs in millions) estimates for the full year of 2003:

Alaska Airlines capacity	20,783	7.4%
Horizon Air capacity	2,563	5.6%

Other Financial Information
Cash and Short-Term Investments
Cash and short-term investments amounted to approximately $816 million at November 30, 2003 compared to $786 million at October 31, 2003. The increase of $30 million is principally due to the financing of one 737-900.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
October	89.2 cents	0.6%
November	95.1 cents	14.4%
Horizon:
October	94.7 cents	11.8%
November	98.1 cents	15.8%

Fuel hedge positions entered into by Alaska and Horizon include a combination of swap and cap positions and are currently as follows:

	Approximate % of	Approximate Crude
	Expected Fuel	Oil Price per
	Requirements	Barrel

June – December 2003	35%	$22
January – December 2004	29%	$27
January – December 2005	23%	$25

Operating Fleet Plan
Provided below are estimated changes in the Alaska and Horizon fleets for 2003, 2004 and 2005:

			Estimated	Estimated
		Expected	Change	Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(3)
B737-400	138	40		(1)
B737-700	120	22
B737-900	172	11	1	2
MD-80	140	27	(1)

Total		109	(3)	1

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15	2
CRJ 700	70	18		2

Total		61	2	2

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant

Date: December 18, 2003

/s/ Glenn S. Johnson Glenn S. Johnson Vice President/Finance and Controller

/s/ Bradley D. Tilden Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer